The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 21, 2006	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES RESTATEMENT OF PRIOR PERIOD RESULTS

VIENNA, Virginia, August 21, 2006 – The Allied Defense Group, Inc. (AMEX: ADG) announces it will restate its financial results for the periods ending December 31, 2002, 2003 and 2004 and the first three quarters of 2005.

In October 2005, the Company filed an amended Form 10-K or 10-K/A for the annual periods ended December 31, 2002 through 2004. In addition to the amended annual report, the Company filed an amended Form 10-Q or 10-Q/A for the quarter ended March 31, 2005. These prior restatements were related to the Company’s failure to comply with the guidelines of Financial Accounting Standard (FAS) No. 133 regarding hedge accounting treatment of its foreign exchange hedge contracts at its Belgian subsidiary, MECAR S.A, and the subsequent valuation of that subsidiary’s assets and liabilities resulting from its foreign currency transactions once it failed to qualify for hedge accounting. Pursuant to FAS 52, Foreign Currency Translation, the subsidiary was required to revalue certain US-dollar denominated assets and liabilities associated with the foreign currency hedge transactions at period end spot rates rather than the hedge contract exchange rates since the Company failed to qualify for hedge accounting.

The Company will restate its financial results in order to correct the prior restatements with regards to FAS 52, Foreign Currency Translation and other errors associated with classification in the prior restatements. This adjustment resulted mainly from an error in revaluing the Company’s MECAR subsidiary’s accounts receivable and related accrued expenses, that were US-dollar based, to that subsidiary’s functional currency, the Euro. The prior restatement that was incorporated in the Form 10-K/A filed for December 31, 2004 failed to properly value these assets and liabilities at the respective period end spot rates. The Company is estimating that the total impact of this correction on 2003 and 2004 results is approximately $2.5 -$3.5 million after tax.

In addition, the Company will adjust compensation expense for 2003, 2004, and 2005 related to an error in accounting for stock options granted in 2002. In February 2002, the Compensation Committee of the Board of Directors of the Company granted stock option awards at the then current market price, subject to subsequent approval by the shareholders of an amendment to the Company’s stock plan to increase the number of shares available under that plan. The stockholders approved the amendment to the plan in June 2002. The Company erroneously used the February 2002 award date as the measurement date for the options granted rather than the stockholder approval date in June 2002. The Company is estimating that the total impact of this correction on 2003, 2004 and 2005 results is approximately $0.8 -$1.0 million after tax.

Consequently, the Company intends to restate its financial results for the periods 2003, 2004, and the first three quarters of 2005 to reflect these corrections. As a result of the restatement, the Company has made a filing with the Securities and Exchange Commission stating that the previously issued 2003, 2004, and 2005 financial statements should no longer be relied upon until amendments thereof are filed with the Securities and Exchange Commission. The Company expects to file the amendments and to make all required releases as promptly as possible. The Company has identified each of these errors as an internal control deficiency that constitutes a “material weakness” in internal controls as defined by Public Company Accounting Oversight Board’s Auditing Standard No. 2.

The Company has been working very closely with the American Stock Exchange (AMEX) during this entire process and has consistently demonstrated reasonable progress toward regaining compliance with the continued listing standards of the exchange. The Company asked AMEX for an extension, which was approved August 18, 2006 to push back the filing date for its 2005 Form 10-K and its Form 10-Q for the period ended March 31, 2006 to September 29, 2006, and to push back the filing date for its Form 10-Q for the period ended June 30, 2006, to October 16, 2006.  The Company will be subject to periodic review by AMEX Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange. The Company is working closely with its current and predecessor auditors to complete the required restatements and filings and both those firms and the Company believe the work can be completed within the AMEX deadlines.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “As you know, we have been working diligently to assess the requirement to restate our prior period financial results. We have worked very closely with our current and predecessor auditors to evaluate all the issues relating to the restatements and feel confident in the resolution of those issues in this final restatement.

“The proper documentation of derivative activities is particularly difficult and a number of other public companies have experienced similar challenges. We are pleased to put this matter behind us in 2006 and believe we will be able to correctly account for hedging and foreign currency transactions on a going forward basis. We have upgraded our financial processes and systems which should allow us to improve the timeliness of our financial filings. We expect to complete the filing of our 2005 Form 10-K and our Form 10-Qs for the first two quarters of 2006 within the deadlines extended by the AMEX.

“We appreciate the patience of our stockholders during this restatement process and assure you we will continue to accelerate our focus on providing high quality services and products to our customers, growing our business and building shareholder value. We continue to execute our strategic plan to re-focus and re-energize all of the operating units within the Company and look forward to reporting progress towards those goals throughout 2006, into 2007 and beyond,” Major General Marcello concluded.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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